Filed Pursuant to Rule 433

File No. 333-156724

FINAL TERM SHEET

Dated June 30, 2010

WAL-MART STORES, INC.

$750,000,000 2.250% Notes Due 2015

$1,500,000,000 3.625% Notes Due 2020

$750,000,000 4.875% Notes Due 2040

Name of Issuer:	Wal-Mart Stores, Inc.

Title of Securities:	2.250% Notes Due 2015 (“2015 Notes”)
3.625% Notes Due 2020 (“2020 Notes”)
4.875% Notes Due 2040 (“2040 Notes”)

Aggregate Principal Amount:	$750,000,000 (2015 Notes)
$1,500,000,000 (2020 Notes)
$750,000,000 (2040 Notes)

Issue Price (Price to Public):	99.695% of principal amount (2015 Notes)
99.908% of principal amount (2020 Notes)
98.465% of principal amount (2040 Notes)

Maturity:	July 8, 2015 (2015 Notes)
July 8, 2020 (2020 Notes)
July 8, 2040 (2040 Notes)

Coupon (Interest Rate):	2.250% (2015 Notes)
3.625% (2020 Notes)
4.875% (2040 Notes)

Benchmark Treasury:	U.S. Treasury 1.875% due June 30, 2015 (2015 Notes)
U.S. Treasury 3.500% due May 15, 2020 (2020 Notes)
U.S. Treasury 4.625% due February 15, 2040 (2040 Notes)

Spread to Benchmark Treasury:	53 basis points (2015 Notes)
70 basis points (2020 Notes)
108 basis points (2040 Notes)

Benchmark Treasury Price and Yield:	100-13 3/4; 1.785% (2015 Notes)
104-25+; 2.936% (2020 Notes)
112-25; 3.894% (2040 Notes)

Yield to Maturity:	2.315% (2015 Notes)
3.636% (2020 Notes)
4.974% (2040 Notes)

Interest Payment Dates:	January 8 and July 8 of each year, beginning on January 8, 2011

Interest Payment Record Dates:	January 1 and July 1 of each year

Redemption Provisions:	No redemption provisions

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and commissions and before offering expenses):	$745,087,500 (2015 Notes)
$1,491,870,000 (2020 Notes)
$731,925,000 (2040 Notes)

Settlement Date:	T + 5; July 8, 2010

Joint Book-Running Managers:	Barclays Capital Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated RBS Securities Inc.

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong, Japan, Singapore

CUSIP:	931142 CT8 (2015 Notes)
931142 CU5 (2020 Notes)
931142 CV3 (2040 Notes)

ISIN:	US931142CT83 (2015 Notes)
US931142CU56 (2020 Notes)
US931142CV30 (2040 Notes)

Ratings: Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and DBRS, AA. Walmart will apply for specific ratings for the Notes and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-156724).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275, ext. 2663, Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

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